CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our reports dated February 28, 2003 accompanying the consolidated financial statements of U.S. Energy Corp. (a Wyoming corporation) and subsidiaries appearing in the 2002 Annual Report of the Company to its shareholders and accompanying the schedule included in the Annual Report on Form 10-K as of and for the seven months ended December 31, 2002 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.


                               GRANT THORNTON LLP



Denver,  Colorado,
September  17,  2003